UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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ACACIA RESEARCH CORPORATION
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EMPOWERING patent OWNERS, REWARDING INVENTION

May 29, 2018

Dear Fellow Acacia Stockholders,

The Acacia 2018 Annual Meeting of stockholders is scheduled for June 14, 2018 and your vote will have a profound impact on the future of your company. PROTECT YOUR INVESTMENT by voting for Acacia’s nominees, Louis Graziadio and Frank (“Ted”) Walsh. Time is short. So, please return the enclosed WHITE proxy card, or vote electronically, today.

Acacia’s Board of Directors unanimously recommends stockholders vote “FOR” Louis Graziadio and Frank “Ted” Walsh by signing and returning the enclosed WHITE proxy card

The two activist hedge funds that are seeking to replace Louis Graziadio, our Executive Chairman, and Ted Walsh, the Chairman of our Strategic Review Committee, have leveled utterly baseless and spurious attacks against our well-respected and successful nominees. We urge you to review our proxy materials carefully and to ask yourself whether our two nominees - who have invested more than $7 million of their own money in our stock - are more aligned with you than the two nominees offered by the activist hedge funds, who literally own no stock whatsoever and have no value improvement plan for Acacia.

ACACIA OPERATES IN A VERY DIFFICULT SECTOR

The patent licensing and enforcement business has been devastated by unforeseeable legal reforms and unfavorable court rulings. Nothing the Board or management could have done would have produced a better outcome for Acacia. All our peers suffered along with us as our historical business model was damaged by factors out of our control.

We understand that our stock has not performed well following the passing of the America Invests Act in 2011. Our Board and management team own 11% of Acacia’s stock and we feel the pain too.

It is all too easy to sit in the bleachers and complain about your team losing a game, as the activist hedge funds have done here. But, that is a far cry from explaining what we should have done differently or making thoughtful suggestions or developing a strategic plan for the future.

THE ACTIVIST INVESTORS HAVE OFFERED NOTHING TO IMPROVE VALUE

We have a value improvement plan. It has been well thought out and vetted by outside advisors, including our investment bank. We are using Acacia’s knowledge of technology and technology markets to partner with, and invest in, promising technology companies. Early indications are that our model is succeeding: both of our significant investments have appreciated substantially and at rates well above public equity market performance.

By contrast, the hedge funds and their nominees - long on false and misguided criticism of our accomplishments - apparently have no plan at all. Despite sending to stockholders a 25-page proxy statement, two lengthy letters and issuing a 54-page presentation, these noisy critics have nowhere provided any indication of what our Board could have or should have done differently or what the hedge fund’s nominees intend to recommend or implement if they become Board members. We have had numerous conversations with the hedge funds and their nominees; those conversations have been no more enlightening than their written materials. The hedge funds and their nominees have no plan for Acacia’s future.

Their criticisms, we should also note, rely heavily on ignoring our successes (such as our 2400% return for stockholders from 2002 until the America Invests Act was passed in 2011) and the external factors that negatively impacted our business thereafter. The hedge funds also use shifting peer groups and timelines, ignore well-known precedents and compensation approaches, and employ other misleading statements and approaches to make their spurious claims.

But focusing on the past will not help Acacia or its stockholders.

In terms of our future, no one should doubt the complexity of the patent enforcement business or the difficult decisions to be made in each of the more than 50 ongoing lawsuits in which we are involved. Importantly, we are a defendant in a number of these cases and our assets and reputation are at stake in those, as much as they are when we are a plaintiff. Despite the difficult legal framework, we generated $280 million in revenue since January 2016 from our patent business, more than any other pure-play patent enforcement and licensing company. For better or worse, the patent business necessarily remains a core part of what Acacia does every day.

We don’t believe that these hedge fund nominees can positively affect the management or outcome of those complex cases. Their nominees have no background or experience in patent litigation or licensing, as best we can tell. In a meeting with us, Bradley Radoff, the principal at BLR Partners, went so far as to say he “didn’t care” about the patent business. And, the only litigation experience that we have been able to identify among the hedge funds and their nominees is that Clifford Press, one of their nominees, sued an airline after he was removed from a plane after being disruptive and declared a “class 1 security threat”. We doubt that this litigation experience will be very helpful to Acacia’s Board.

ACACIA’S NEW STRATEGY IS GENERATING SIGNIFICANT VALUE

The other important cornerstone of our business is partnering and investing in private technology companies, where Acacia’s expertise in evaluating intellectual property and technology markets gives us a competitive advantage. Our nominees, Mr. Graziadio and Mr. Walsh, have been investing for decades in private companies; they have substantial expertise identifying promising companies, doing due diligence on such investments, structuring investment transactions in one-on-one negotiations, monitoring such deals and companies and exiting private investments successfully. We’ve seen nothing to suggest that these hedge funds and their nominees have any insight into these types of transactions.

In our first such transaction, Acacia partnered with, financed and invested in, Veritone, Inc., an artificial intelligence business, when it was a private company. These hedge funds and Mr. Press have been nothing but critical of this investment. As recently as a few months ago, Mr. Barone from Sidus Investment Management referred to Veritone as an “awful” company while Mr. Press wrote to us that it was a “hopeless enterprise.”

Yet, Acacia’s partnership with and investment in Veritone has since proven to be extremely valuable. Veritone had a successful IPO in May 2017, less than a year after Acacia invested in it. On a mark-to-market basis, Acacia has generated returns of over 90% on its investment in Veritone in less than two years. The market clearly believes Veritone has a valuable business; it now has a market capitalization of more than $350 million. Sidus and Mr. Press are simply wrong.

More broadly, Sidus’ track record with technology investments is hard to decipher. On June 30, 2005, Sidus filed documents with the SEC indicating it managed a portfolio of over 150 different public company positions with a market value of over $350 million, primarily consisting of technology stocks. By December 31, 2008, that portfolio had dwindled to less than 18 positions having a market value of less than $9 million. Based on its lack of public filings since then, Sidus has seemingly never recovered and apparently manages less than $100 million. Being wrong about Veritone and managing a small portfolio of technology stocks after the technology boom is not, in our mind, great credentials for being on the Acacia Board.

Without an appreciation for the complexity of patent litigation, or seemingly good judgment on our partnership and investment opportunities with promising private technology companies, we do not believe the hedge fund nominees will add anything to our Board. And, although they have refused to reveal any strategy for building value, they have recommended on several occasions that Acacia sell assets (like Veritone at much lower prices than where it trades today) and launch a large share repurchase.

Had we sold Veritone when Mr. Barone and Mr. Press wanted us to, we would have foregone nearly $50 million of increased value for Acacia stockholders. Moreover, returning cash in amounts greater than the $20 million buyback we have already announced is simply not feasible. Acacia is a defendant in a number of critical lawsuits and must maintain a sufficient amount of capital and assets to defend the Company . It is simply not prudent for the Board to return more capital at this time.

WE HAVE OFFERED TO RESOLVE THIS PROXY CONTEST

We welcome all input into our business strategy and operations. We have sought to meet and speak with the hedge funds and their nominees for months, hoping to glean ideas from them that we could implement together and avoid this proxy contest. So far, these hedge funds and their nominees have been unwilling to share any substantive ideas with us. If the hedge funds and their nominees have a better plan, we do not know what it is.

Nevertheless, in an effort to end this disruptive and costly proxy contest, we have offered to put Mr. Tobia, one of the hedge fund nominees, onto our Board immediately. Unfortunately, he has turned down our offer. We have also pledged, if our nominees are elected to the Board, to expand our Board and add Mr. Tobia after the election. We respect that Sidus is a shareholder and wants to provide input.

These hedge funds, however, seem to want something more and different. They are insisting that Mr. Press be given a seat on the Board too and, seemingly, that Mr. Graziadio and Mr. Walsh, our nominees with large ownership stakes and important roles in the Company, come off the Board.

WE HAVE SERIOUS CONCERNS ABOUT MR. CLIFFORD PRESS

We have done substantial diligence on Mr. Press’ background and his approach to serving as a director and do not believe Mr. Press can contribute positively to our Board. In direct conversations we have had with his colleagues on other boards, a clear description emerges: Mr. Press, we are told, has a cantankerous, disruptive and abrasive style with other directors. (Perhaps this is the approach Mr. Press also uses on airplanes when he does not get what he wishes.) We have seen this style up close too: very early into this campaign, Mr. Press sent a personal and threatening letter to one of our Board members, taking aim at the Board member’s family.

Mr. Press, it should be noted, has been nominated by various and sundry activist hedge funds as a “rental” director to serve on the boards of companies in their portfolios, in a wide variety of industries. His track record of helping to create value at those companies is mixed at best, but one thing is for certain: his loyalties lie with the funds that do him the favor of appointing him to boards. He owns no Acacia stock and stockholders should rightly ask: Why is Mr. Press so interested in serving as a director at a Company where he has literally no skin in the game? We believe his interests are more aligned with the activist hedge funds than with the rest of our stockholders. (And we think it important to remind you that Mr. Radoff had actively bet against Acacia’s stock for more than six years, with a “short” position, until just days before he nominated Mr. Press to the Board.)

In terms of Mr. Press’ judgment, our best window is Mr. Press’ expressed view that Veritone was a bad investment and a bad company. On this point, he has been demonstrably wrong, to the tune of $50 million.

As a pragmatic solution to the election contest, we have offered to put Mr. Tobia on our Board. His fund does own stock. But we do not believe it is in the interests of our stockholders to have Mr. Press - who has a reputation as a disruptive influence in boardrooms, owns no Acacia stock and has expressed no views about our future - join our Board. We have even told the hedge funds that we would accept another new Board member that we select together with them in place of Mr. Press. But we do not believe Mr. Press is right for Acacia.

As importantly, we believe Mr. Graziadio, who as Executive Chairman and through his leadership has reduced costs, generated the highest revenue in the company’s history and successfully triaged our litigation, and Mr. Walsh are critical contributors to Acacia and to our small executive team and Board. We believe it would be a big mistake to lose their insights and relationships, which are being put to good work to help improve Acacia’s business and create shareholder value. There can be no question that these two directors are focused on helping our stock value improve, as they are large personal owners of the stock. They have no other motive or other interests. Removing them from the Board would be extremely counterproductive.

The hedge funds and their nominees appear to have no viable plan. We encourage you to support the Board and its two nominees. If Mr. Graziadio and Mr. Walsh are elected, we will offer to add Mr. Tobia to the Board. The optimal outcome of this contested election, then, is the election of the two incumbents and the addition of one of the hedge fund nominees, Mr. Tobia. To make this happen, please complete, sign, date and promptly return the enclosed WHITE proxy card in the enclosed postage-paid envelope, voting FOR Mr. Graziadio and Mr. Walsh.

PROTECT YOUR INVESTMENT TODAY by returning the WHITE proxy card.

Unanimously,
The Board of Directors of Acacia Research

VOTE TODAY “FOR” ACACIA’S DIRECTOR NOMINEES USING THE WHITE PROXY CARD
INTERNET Visit the website provided on your WHITE proxy card, WHITE voting instruction form, or notice.
TELEPHONE Call the telephone number on your WHITE proxy card, WHITE voting instruction form, or notice.
MAIL Sign, date, and return the enclosed WHITE proxy card or WHITE voting instruction form.
IN PERSON Attend the annual meeting.

VOTE THE WHITE PROXY CARD TODAY

If you have any questions or require any assistance with voting your shares, please contact Acacia’s proxy solicitors listed below.

1290 Avenue of the Americas, 9th Floor
New York, NY 10104
(888) 566-8006 (Toll Free)

1407 Broadway - 27th Floor
New York, New York 10018
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885